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                                                                   EXHIBIT 10.19
                                                                January 10, 2003



Mr. Lawrence J. Pilon

Dear Larry:

I am extremely pleased to confirm our offer of employment for the position of Executive Vice President, Human Resources. You will be located at the headquarters office in Battle Creek, Michigan, and report directly to me. It is my hope that you will accept this offer and confirm your acceptance by signing below and returning one copy to me; the other copy is for your records.

Your starting salary will be $324,000 per year. Your first annual merit review will be in the first quarter of 2004. You will participate in the annual incentive plan (AIP). The current target award for this position is 60% of base salary. Actual bonus awards range from 0 to 200% of target, depending upon achievement of corporate, business unit and individual goals.

You are also eligible to participate in the executive stock option plan. Each year targets are updated and finalized prior to the date of the award to reflect changes in the competitive marketplace and the price of Kellogg Company stock. These options vest 50% after one year, with the balance vested after two years. The option program includes an accelerated ownership feature (reloads) which provides additional option awards when the option price is paid using shares of Kellogg Company stock.

Stock options are typically awarded in the first quarter of the year. All stock option awards and features are subject to annual approval by the Kellogg Company Board of Directors.

In special consideration for your acceptance of this offer, you will receive the following:

     1. Participation in the 2003 AIP for a full 12 months. Annual bonus awards are based on achievement of corporate, business unit, and individual goals as described above. Awards earned under the 2003 AIP will be paid in the first quarter of 2004.








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Mr. Lawrence J. Pilon
Page 2
January 10, 2003


         2. Contingent upon the approval of the Board of Directors, a sign-on stock option award of 60,800 shares (equal to the 2003 target award for this position). This award gives you the right to purchase the stated number of shares over a 10-year period commencing on your first day of employment. The exercise price for these options will be the average of the high and low trading price on your first day of employment. The vesting and reload provisions of the options are the same as those described above.

         3. Also contingent upon the approval of the Board of Directors, a sign-on restricted stock grant of 2,000 shares of Kellogg Company stock. These shares will vest three years from your date of hire.

         4. In addition to reporting directly to me, you will be a member of the Executive Management Committee (EMC), where key corporate strategic and operational decisions are made.

The pension plan is funded by the Kellogg Company and does not require employee contributions. You begin building service credits on a monthly basis the day you begin employment. You become vested in the plan upon completion of five years of vesting service. Pension benefits are related to the number of years that you work for the Company and your final average pay, which includes your cash bonus. Survivor options and disability benefits are provided under the plan.

In addition to our pension plan, we have a savings and investment plan. Kellogg Company will contribute to your account at a rate of 100% for the first 3% of your contributions and 50% on the next 2% of your contributions. You will be eligible to start contributing to the savings and investment plan immediately; however, Company contributions will not begin until after you have completed one year of service.

There are a number of additional benefits to which you are entitled. These include life insurance (1 1/2 times base pay), medical insurance, dental plan, salary continuation plan in the event of personal illness, holidays (11 plus 3 floating), and vacation. You will be immediately eligible for 5 weeks of vacation annually. In addition to the life insurance mentioned above, you will be eligible for our executive survivor income plan which provides an additional death benefit of three times your base and bonus.

You will also be covered by our change of control policy, which provides for you to receive three years' salary and bonus in the event you are terminated in connection with a change in control of the Company.








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Mr. Lawrence J. Pilon
Page 3
January 10, 2003

In addition, in the event your employment is terminated by the Company, you will generally be entitled to receive severance in an amount equal to two times your then-current base salary and target bonus; provided, however, that you qualify for severance benefits under the Kellogg Company severance benefit plan and that you sign a form of separation agreement furnished by the Company which would include, among other things, a release of claims and an agreement not to compete.

Kellogg Company will pay the expenses involved in moving you and your family to your new location. The relocation guide is enclosed. As part of your relocation, you will receive a $7,500 miscellaneous moving allowance (less any appropriate withholding), which will be processed the first pay period following your official date of employment. You will also receive a lump sum payment, calculated based on the specifics of your situation, to cover temporary living, house-hunting trips, and your final moving expenses. Airfare is paid separately from the lump sum. The full relocation program will be available to you for one year following your start date.

The packet of material mailed under separate cover provides detailed information on all of our benefit plans and all of the forms necessary to place you on the payroll. Should you require additional explanation on any of the plans, please feel free to contact Bill Greer, Senior Director-Benefits, at 616/961-6015.

As a matter of policy, employment is contingent upon your successfully passing a drug screen and your references being favorable. Under Kellogg Company policy, all employment is at-will, and any exceptions must be in writing and approved by the Chief Executive Officer.

Larry, I am excited about the prospect of your joining our team, and I am confident Kellogg Company will provide the professional opportunity and challenge you desire. Please feel free to call with any questions you may have.

                                                         Sincerely,



                                                         Carlos M. Gutierrez
                                                         Chairman of the Board
                                                         Chief Executive Officer
/d

AGREED AND ACCEPTED BY:


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Lawrence J. Pilon


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